Exhibit 5

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
June 5, 2015	www.mayerbrown.com

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400

Re: Abbott Laboratories Deferred Compensation Plan

Ladies and Gentlemen:

We have acted as special counsel to Abbott Laboratories, an Illinois corporation (the “Company”), in connection with the registration under the Securities Act of 1933 on a registration statement on Form S-8 (the “Registration Statement”) of $150,000,000 of unsecured obligations (the “Deferred Compensation Obligations”) of the Company to pay deferred compensation in the future in accordance with the Abbott Laboratories Deferred Compensation Plan (the “Plan”).  In connection therewith, we have examined such documents and instruments as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Deferred Compensation Obligations, when incurred in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP

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